As filed with the Securities and Exchange Commission on August 17, 2010.
Registration No. 333-168397

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIGE SEMICONDUCTOR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	3674	98-0395854
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Brickstone Square
Suite 203
Andover, MA 01810
(978) 327-6850
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sohail A. Khan
President and Chief Executive Officer
SiGe Semiconductor, Inc.
200 Brickstone Square
Suite 203
Andover, MA 01810
(978) 327-6850

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel, Esq. James R. Kasinger, Esq. Goodwin Procter LLP Exchange Place Boston, MA 02109 Telephone: (617) 570-1000 Facsimile: (617) 523-1231	D. Rhett Brandon, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Telephone: (212) 455-2000 Facsimile: (212) 455-2502

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-1 (the “Form S-1”) of SiGe Semiconductor, Inc. is being filed solely for the purpose of adding exhibits to the original filing of the Form S-1, which was filed with the Securities and Exchange Commission on July 29, 2010. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form S-1 is unchanged. Accordingly, the prospectus that forms a part of the Form S-1 is not reproduced in this Amendment No. 1. This Amendment No. 1 speaks as of the original filing date of the Form S-1 and does not reflect events occurring after the filing date of the original Form S-1 or modify or update the disclosures therein in any way other than as required to reflect the amendment set forth below.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and the NASDAQ Global Market initial listing fee.

Total

Securities and Exchange Commission registration fee		$10,250
FINRA filing fee		$14,875
NASDAQ Global Market initial listing fee	$	*
Blue sky qualification fees and expenses	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Transfer agent and registrar fees	$	*
Miscellaneous	$	*

Total	$

*	To be provided by amendment.

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

The Registrant’s amended and restated by-laws, which will become effective upon the completion of this offering, provide for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

The Registrant is entering into indemnification agreements with each of its directors, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors in the future.

The underwriting agreement (to be filed as Exhibit 1.1 hereto) will provide for indemnification by the underwriters of the Registrant and its executive officers and directors, and indemnification of the underwriters by the Registrant, for certain liabilities, including liabilities arising under the Securities Act of 1933.

The Registrant intends to purchase and maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 15.	Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act.

Grants and Exercises of Stock Options

Since July 29, 2007, we have granted stock options to purchase an aggregate of 8,432,000 shares of our common stock, with 7,690,000 of such stock options having an exercise price of $0.21 per share and 742,000 of such stock options having an exercise price of $1.04 per share, to employees, directors and consultants pursuant to our 2002 Stock Plan. Since July 29, 2007, we have issued and sold an aggregate of 1,968,889 shares of our common stock upon exercise of stock options granted pursuant to our 2002 Stock Plan for aggregate consideration of $155,505. The issuances of common stock upon exercise of the options were exempt either pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2), as a transaction by an issuer not involving a public offering. The shares of common stock issued upon exercise of options are deemed restricted securities for the purposes of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedule.

The financial statement schedule can be found in the consolidated financial statements section of this registration statement under the heading “Schedule II — Valuation and Qualifying Accounts” and is incorporated herein by reference.

Item 17.	Undertakings

The Registrant hereby undertakes that:

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that:

(a) The Registrant will provide to the underwriters at the closing as specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(c) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, Commonwealth of Massachusetts, on the 17th day of August, 2010.

SIGE SEMICONDUCTOR, INC.

By:	/s/ Sohail A. Khan
Sohail A. Khan
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on the 17th day of August, 2010.

Signature	Title

/s/ Sohail A. Khan Sohail A. Khan	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ William H. Burke William H. Burke	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)

* Theodore Shlapak	Chairman of the Board of Directors

* Bill Byun	Director

* Patrick DiPietro	Director

* William M. Seifert	Director

*	Pursuant to power of attorney

By:	/s/ Sohail A. Khan Sohail A. Khan Attorney-in-fact

EXHIBIT INDEX

Exhibit No.		Description

1	.1*	Form of Underwriting Agreement
3	.1*	Form of Second Amended and Restated Certificate of Incorporation of the Registrant
3	.2*	Form of Third Amended and Restated Certificate of Incorporation of the Registrant
3	.3*	Form of Amended and Restated By-laws of the Registrant
4	.1*	Specimen Common Stock Certificate
5	.1*	Opinion of Goodwin Procter LLP
10	.1*	2010 Employee Stock Purchase Plan
10	.2*	2010 Stock Option and Incentive Plan and forms of award agreements
10.3		2002 Stock Plan
10	.4*	Forms of Award Agreements under 2002 Stock Plan
10	.5*	Employment Agreement with Sohail A. Khan, as amended
10	.6*	Employment Offer Letter with William H. Burke, as amended
10	.7*	Employment Offer Letter with George W. Haberlin, as amended
10	.8*	Employment Offer Letter with Peter L. Gammel, as amended
10	.9*	Employment Offer Letter with Alistair P. Manley, as amended
10	.10*	Incentive Stock Option Agreement between Sohail A. Khan and the Registrant, dated as of December 27, 2007, as amended.
10.11		Amended and Restated Investor Rights Agreement
10	.12*	Form of Indemnification Agreement
10.13		Credit Facility Agreement, dated as of November 12, 2009, by and among Royal Bank of Canada (as Bank), SiGe Semiconductor Inc., a Canadian corporation (as Borrower), and the Registrant and SiGe Semiconductor Canada, a Canadian general partnership (as Guarantors)
10.14		Sublease, dated as of December 11, 2007, by and between Palm, Inc. and the Registrant for certain premises at 200 Brickstone Square, Andover, Massachusetts, such premises as originally leased from Andover Mills, L.L.C. under a Lease dated August 22, 2005
10.15		Net Office Lease, dated October 4, 2005, by and between Merkburn Holdings Limited and SiGe Semiconductor Inc., a Canadian corporation, for certain premises at 1050 Morrison Drive Ottawa, Ontario K2H 8S9
10	.16#	Payment Agreement, dated as of July 28, 2010
10.17		Conditional Grant Agreement, dated August 17, 2009, by and between Her Majesty the Queen in Right of the Province of Ontario and SiGe Semiconductor Inc., a Canadian corporation
10.18		Lease, dated July 7, 2010, by and between Hong Kong Science and Technology Parks Corporation and SiGe Semiconductor (Hong Kong) Limited, for certain premises at No. 8 Science Park West Avenue, Phase Two, Hong Kong Science Park, Pak Shek Kok, Tai Po, New Territories, Hong Kong
21.1		List of Subsidiaries of the Registrant
23	.1**	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23	.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
24	.1**	Power of Attorney

*	To be filed by amendment

**	Previously filed

#	Confidential treatment has been requested for certain provisions of this Exhibit. Such provisions have been omitted and filed separately with the Securities and Exchange Commission.